Offshore Logistics, Inc.

224 Rue De Jean — 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678
www.olog.com

   PRESS RELEASE

OFFSHORE LOGISTICS NAMES WILLIAM CHILES PRESIDENT AND CEO

LAFAYETTE, LOUISIANA (June 21, 2004) — Offshore Logistics, Inc. (NYSE:OLG) announced today that William E. Chiles has been elected the Company’s President and Chief Executive Officer, effective July 15, 2004, replacing George M. Small, who, earlier this year, indicated his intention to retire from active management. Mr. Chiles has also been appointed as a member of the Board of Directors. Mr. Small will remain with the Company for six months in order to provide for a smooth leadership transition.

Mr. Chiles has been a prominent figure in the oil service industry for over thirty years, serving most recently as Executive Vice President and Chief Operating Officer of Grey Wolf, Inc.(AMEX:GW), a major onshore oil and gas drilling company. Mr. Chiles previously served as President, CEO and Director of Chiles Offshore, Inc. a publicly listed company that he co-founded in 1997 and that was merged into ENSCO International in 2002. Mr. Chiles has had a highly successful career in the worldwide offshore drilling business that began in 1972 with Western Oceanic, Inc.

Kenneth M. Jones, Chairman of the Board of Directors of Offshore Logistics commented, “We are very pleased to have the opportunity to bring Bill Chiles on board as our new CEO. We believe that his extensive experience in the worldwide offshore drilling business will be an invaluable asset to our Company as we continue to broaden our operations and extend our reach in important international markets. Bill’s proven ability as a hands-on manager and organizational leader will serve the Company well as we continue to move forward.”

Mr. Chiles stated, “I am very pleased to have this opportunity to be part of the Offshore Logistics team and to continue to build on the success of the Company under George’s leadership. I hope that my experience and perspective will bring additional value to the Company, and I am excited about the future opportunities for continued growth and diversification of our worldwide operations.”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors, among others, that could cause actual results to differ materially from those in the forward-looking statements contained in this press release include the possibility that the Company is unable to diversify or broaden its operations, to grow, or to realize improved operating results from any such diversification or growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004. Copies of these may be obtained by contacting the Company or the SEC.

Investor Relations Contact:
H. Eddy Dupuis, 337-233-1221
Fax: 337-235-6678
www.olog.com